As filed with the Securities and Exchange Commission on November 29, 2016

Registration No. 333-211462

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-211462

UNDER THE SECURITIES ACT OF 1933

AEGERION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-2960116 (I.R.S. Employer Identification No.)

One Main Street, Suite 800

Cambridge, Massachusetts 02142

(617) 500-7867

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Barbara Y. Chan

President

Aegerion Pharmaceuticals, Inc.

One Main Street, Suite 800

Cambridge, Massachusetts 02142

(617) 500-7867

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Paul M. Kinsella

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, Massachusetts 02199

(617) 951-7000

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), deregisters any and all shares of the Registrant’s common stock, $0.001 par value per share, preferred stock, $0.001 par value per share, warrants, debt securities and units (the “Securities”) registered but unissued or unsold as of the date hereof under the Registration Statement on Form S-3 (No. 333-211462), pertaining to the shelf registration of $100,000,000 of such Securities, that was initially filed with the U.S. Securities and Exchange Commission on May 19, 2016 (the “Registration Statement”).

Pursuant to an Agreement and Plan of Merger, dated June 14, 2016, by and among the Registrant, QLT Inc., a British Columbia corporation (“QLT”), and Isotope Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of QLT (“MergerCo”), MergerCo was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger.  The Merger became effective on November 29, 2016.

As a result of the Merger, the Registrant has terminated the offering of its Securities pursuant to the Registration Statement.  The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all Securities registered but unissued or unsold under the Registration Statement as of the date hereof.

This filing is made in accordance with an undertaking by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuances but remained unsold at the termination of the offering.

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SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on November 29, 2016.

Aegerion Pharmaceuticals, Inc.

By	/s/ Jennifer Fitzpatrick
Jennifer Fitzpatrick
Vice President, Corporate Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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